Two Bethesda Metro Center	Phone 301.986.0701
Suite 1200	Fax 301.986.0702
Bethesda, MD 20814

Contacts:	Ivan R. Sabel (301) 986-0701
George E. McHenry (301) 986-0701
Jason P. Owen (301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES THIRD QUARTER

NET INCOME PER DILUTED SHARE OF $0.11 EXCLUDING A NON-CASH

GOODWILL IMPAIRMENT CHARGE

        BETHESDA, MARYLAND, October 27, 2004 – Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced net income per diluted share of $0.11 excluding a non-cash goodwill impairment charge for the three-month period ended September 30, 2004, compared to net income per diluted share of $0.32 in the prior year’s comparable quarter.

        Net sales for the quarter ended September 30, 2004 increased by $6.1 million, or 4.3%, to $146.1 million from $140.0 million in the prior year’s comparable quarter. The sales growth was primarily the result of a $7.2 million, or 5.1%, increase from acquired practices and $1.1 million, or 11.1%, increase in sales of the Company’s distribution segment. These increases were offset by a $1.5 million, or 1.2%, decline in same-center sales in the Company’s O&P practices. The sales were in line with our expectations for the quarter despite a $1.0 million shortfall in the Southeast due to the effects of the hurricanes. Gross profit for the third quarter of 2004 was $75.9 million, or 51.9% of net sales, compared to $75.2 million, or 53.7% of net sales, in the third quarter of the prior year. The gross profit margin declined due to a 130 basis point increase in material costs and a 60 basis point increase in labor costs. The material cost increase was driven by a change in the mix of sales and continued pressure on reimbursement. Labor costs increased principally due to increased headcounts from acquired practices and annual salary increases.

        At the beginning of fiscal year 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” under which goodwill and other intangible assets with indefinite lives are not amortized. The decline in our Company’s stock price in August of 2004 triggered an interim valuation of the goodwill and other intangibles as of August 31, 2004. This interim valuation resulted in a $45.8 million goodwill impairment charge. This charge is non-cash and reflects management’s best estimate of the impairment as if a fully completed annual review was performed. An annual review will be finalized in the fourth quarter, but we do not expect our estimate to change materially. Despite the impairment of goodwill charge, the company is in compliance with all financial covenants as of September 30, 2004.

        Income from operations excluding the non-cash goodwill impairment charge decreased by $9.3 million in the third quarter of 2004 to $15.0 million from $24.3 million in the same period of the prior year due to the combination of the reduction in gross profit margin and higher selling, general and administrative expenses which increased principally due to: i) $2.4 million in additional labor and bonus expense, ii) 2.1 million of business development and marketing expenses, iii) $1.6 million in higher health and liability insurance, iv) $1.6 million from the fixed costs of acquired practices, and v) $1.1 million related to Sarbanes-Oxley Section 404 compliance work and the investigation of the West Hempstead billing allegations. The balance of the increase was caused by inflationary pressures on our fixed expenses.

        Based on the above, net loss applicable to common stock for the third quarter of 2004 was $36.3 million, or approximately $1.68 per diluted share. Excluding the non-cash goodwill impairment charge and related tax effect, net income applicable to common stock for the third quarter of 2004 was $2.4 million or approximately $0.11 per diluted share. In the corresponding period of the prior year, Hanger had net income applicable to common stock of $7.3 million, or approximately $0.32 per diluted share.

        Net sales for the nine months ended September 30, 2004 increased by $17.8 million, or 4.4%, to $422.9 million from $405.1 million in the prior year’s comparable period. The sales growth was primarily the result of a $20.4 million, or 5.0%, increase from acquired practices and $3.5 million, or 13.1%, increase in sales of the Company’s distribution segment. These increases were offset by a $4.5 million, or 1.2%, decline in same-center sales in the Company’s O&P practices. Gross profit for the first nine months of 2004 was $215.3 million, or 50.9% of net sales, compared to $214.2 million, or 52.9% of net sales, in the comparable period of the prior year. The gross profit margin declined due to a 130 basis point increase in material costs and a 60 basis point increase in labor costs. The material cost increase was driven by a change in the mix of sales and continued pressure on reimbursement. Labor costs increased principally due to increased headcounts from acquired practices and annual salary increases.

        Income from operations excluding the non-cash goodwill impairment charge decreased by $22.4 million in the first nine months of 2004 to $44.8 million from $67.2 million in the same period of the prior year. The decrease in income from operations is the result of a combination of the reduction in gross profit margin and higher selling, general and administrative expenses principally due to: i) $5.1 million of business development and marketing expenses, ii) $4.7 million from the fixed costs of acquired practices, iii) $4.3 million in additional labor and bonus expense, iv) $2.6 million in higher health and liability insurance, and v) $2.2 million related to Sarbanes-Oxley Section 404 compliance work and the investigation of the West Hempstead billing allegations. The balance of the increase was caused by inflationary pressures on our fixed expenses.

        Based on the above, net loss applicable to common stock for the first nine months of 2004 was $30.5 million, or approximately $1.42 per diluted share. Excluding the non-cash goodwill impairment charge and related tax effect, net income applicable to common stock for the first nine months of 2004 was $8.1 million or approximately $0.36 per diluted share. In the corresponding period of the prior year, Hanger had net income applicable to common stock of $19.1 million, or approximately $ 0.87 per diluted share.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 625 patient-care centers in 44 states and the District of Columbia, with 3,258 employees including 1,022 practitioners. Hanger is organized into four business segments. The two key operating units are patient-care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. The third is Linkia which is the first and only managed care organization for the orthotics and prosthetics industry. The fourth segment is Innovative Neutronics which introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.

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This document contains forward-looking statements relating to the Company’s revenues, contracts and operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future revenues, contracts and operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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-tables to follow-

Hanger Orthopedic Group, Inc.
(In Thousands, Except Share and Per Share Data)

Income Statement:	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$146,133	$140,045	$422,867	$405,109
Cost of goods sold	70,248	64,799	207,590	190,905

Gross profit	75,885	75,246	215,277	214,204
Selling, general and administrative	57,560	48,110	160,495	139,093
Depreciation and amortization	3,311	2,810	9,986	7,883
Impairment of Goodwill	45,808	--	45,808	--

Income (loss) from operations	(30,794)	24,326	(1,012)	67,228
Interest expense, net	9,054	9,786	25,650	28,236

Income (loss) before taxes	(39,848)	14,540	(26,662)	38,992
Provision for income taxes (1)	(4,946)	5,863	684	15,771

Net income (loss)	(34,902)	8,677	(27,346)	23,221
Less preferred stock dividends declared and accretion	1,351	1,404	3,202	4,142

Net income (loss) applicable to common stock	$(36,253)	$7,273	$(30,548)	$19,079

Basic Per Share Data:
Net income (loss) applicable to common stock	$(1.6)	$0.35	$(1.42)	$0.92
Net Income (Excluding Impairment of Goodwill)	$0.11		$0.36
Basic Shares Outstanding	21,548,925	20,658,239	21,437,443	20,690,950
Diluted Per Share Data:
Net income	$(1.68)	$0.32	$(1.42)	$0.87
Net Income (Excluding Impairment of Goodwill)	$0.11		$0.36
Weighted average number of diluted common
shares outstanding	21,548,925	27,090,296	21,437,443	26,824,410

Balance Sheet Data:	September 30, 2004	September 30, 2003

Working Capital	$ 135,335	$ 134,302
Total Debt	411,063	368,784
Shareholders' Equity	149,244	186,866

(1) Includes $7,165 tax benefit related to the Impairment of Goodwill

Hanger Orthopedic Group, Inc.

Statistical Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Patient-care centers	625	588	625	588
Number of Practitioners	1,022	953	1,022	953
Number of states (including D.C.)	45	45	45	45
Payor mix:
Private pay and other	55.8%	54.9%	55.4%	55.3%
Medicare	31.6%	33.5%	32.1%	33.0%
Medicaid	8.5%	9.3%	8.7%	9.3%
VA	4.1%	2.3%	3.8%	2.4%
Percentage of net sales from:
Patient-care services	92.7%	93.2%	92.9%	93.5%
Distribution	7.3%	6.8%	7.1%	6.5%
Operating Margin (Excluding
Impairment of Goodwill)	10.3%	17.4%	10.6%	16.6%